Exhibit 10.1

AGREEMENT

This Agreement (the “Agreement”) is entered into as of the date last written below, by and between UTEK Corporation, a Delaware corporation (the “Company”), and Clifford M. Gross, Ph.D., a resident of the state of Florida (“Executive”). The Company and the Executive are hereafter sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, prior to March 1, 2009, Executive served as the Chief Executive Officer of the Company pursuant to the terms of an Employment Agreement between the Company and Executive, dated January 1, 2008, as amended by that Amendment to Employment Agreement, dated January 1, 2009 (as so amended, the “Employment Agreement”);

WHEREAS, following the conclusion of the term of his employment agreement, on March 1, 2009, Clifford M. Gross, Ph.D, retired from the position of Chief Executive Officer of the Company;

WHEREAS, under the Employment Agreement, the Company may be obligated to make certain cash payments to Executive, and the Parties agree to the terms set out below.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Termination Of Rights And Obligations Under The Employment Agreement. The Parties agree that all of the rights and obligations of each Party under the Employment Agreement are hereby terminated effective upon the execution of this Agreement by both Parties, except for those set forth in Sections 8 (Secrecy) and 9 (Covenant Not to Compete), which two sections are incorporated by reference into this Agreement as if they were set forth herein in their entirety.

2. Cash Payments To Executive. The Company shall deliver to Executive on April 10, 2009 the amount of Six Hundred Thousand Dollars ($600,000.00) . In addition, the Company shall execute and deliver the Promissory Note in the form attached hereto as Exhibit “A” (the “Promissory Note”) to the Executive concurrently upon the execution of this Agreement.

3. Cash Payments To Internal Revenue Service On Behalf Of Executive. Concurrent with the delivery of the cash payment of $600,000 to Executive pursuant to Section 3 above, the Company shall deliver to the Internal Revenue Service on behalf of Executive (i) an amount sufficient to pay the required federal income tax withholding on such amount at the rate of 35%, and (ii) an amount sufficient to pay the required federal income tax withholding on the payment described in clause (i) of this paragraph 3(c) at the rate of 35%.

4. During the Tag-Along Period (as defined below), in the event that the Company proposes to make a Tag-Along Sale (as defined below), Executive shall have the right to participate (a “Tag-Along Right”) in such sale with respect to any shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), held by Executive, on the Percentage Interest Basis (as defined below). The Company shall give Executive at least seven (7) days written notice of any proposed Tag-Along Sale, and thereupon Executive shall have (3) days to provide the Company with written notice indicating whether he intends to exercise his Tag-Along Right. If Executive fails to timely provide the notice required by the preceding sentence, Executive shall forfeit his Tag-Along Right in connection with such Tag-Along Sale. Executive shall provide the Company with the information regarding Executive necessary for inclusion in the registration statement filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (the “Securities Act”) in connection with any Tag-Along Sale. In addition, Executive shall enter into any agreement, including a placement or underwriting agreement, in customary form with any placement agent or underwriter in connection with any Tag-Along Sale. If Executive disapproves of the terms of any such agreement or the Tag-Along Sale, Executive may elect to withdraw there from by written notice to the Company.

The term “Tag-Along Period” means the period commencing on the date of this Agreement and ending on the date that Executive no longer “beneficially owns” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) more than 10% of the outstanding shares of Common Stock; provided, however, that for purposes of this Agreement, Executive shall not be deemed to beneficially own any shares of Common Stock acquired by Executive or others subsequent to the date of this Agreement.

The term “Tag-Along Sale” means the sale by the Company of any shares of Common Stock in a transaction registered pursuant to a registration statement filed with the SEC under the Securities Act, other than a registration statement on Form S-4 or Form S-8 or their successor forms.

The term “Percentage Interest Basis” means 5% of the aggregate number of shares of Common Stock to be sold by the Company in the Tag-Along Sale.

5. Cooperation. Executive agrees to cooperate fully with the Company in the defense or prosecution of any threatened or actual claims or actions which may be brought against or on behalf of the Company or any of its employees, directors, officers, agents, subsidiaries or affiliates which relate to events or occurrences that transpired or are alleged to have transpired during Executive’s employment with the Company. Such cooperation shall include, without implication of limitation, being available to meet with the Company’s counsel to prepare for discovery or trial and to testify truthfully as a witness when requested by the Company at reasonable times designated by the Company.

6. General Release:

(a) By Executive. Executive, on behalf of himself and his spouse, heirs, and all other successors or assigns, voluntarily releases and discharges the Company and its predecessors, successors, parents, subsidiaries, divisions, assigns, affiliates, any other related entities, and its past or present agents, officers, partners, directors, shareholders, employees, representatives, insurers, investors, and attorneys; and all persons acting by, through, under, or in concert with any of them (any and all of which are referred to as “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, damages, losses, expenses, and debts of any nature whatsoever, known or unknown (“Claims”), which Executive has, claims to have, ever had, or ever claimed to have had against Releasees, other than those arising out of this Agreement and the Promissory Note. This general release of Claims includes, without implication of limitation, all Claims relating to Executive’s employment and involvement with the Company and the conclusion pursuant to its terms thereof, including all Claims arising under the Employment Agreement; all Claims relating to Executive’s relationship to, interest or investment in, memberships in, or partnerships with the Company; Claims of discrimination, harassment and retaliation prohibited by any federal, state, or local statute, regulation, or ordinance, including without implication of limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, and the Employee Retirement Income Securities Act, together with any comparable state laws; and all other statutory or common law Claims. Executive also waives any Claim for attorneys’ fees, interest, or costs, and all Claims for wages or other compensation, provided that this Release shall not be construed to impair his right to enforce the terms of this Agreement or the Promissory Note. Additionally, nothing in this Agreement shall be interpreted to prohibit Executive from filing an age discrimination claim with any anti-discrimination agency, or from participating in an age discrimination investigation or proceeding conducted by any such agency. However, by signing this Agreement, Executive acknowledges that he is waiving his right to money damages and any other relief should any such agency pursue claims on Executive’s behalf arising out of or relating to his engagement and involvement with the Company and the termination thereof, or his relationship to, interest or investment in, memberships in, or partnerships with the Company.

(b) By the Company. The Company, on behalf of itself and all successors and assigns, voluntarily releases and discharges Executive and his successors and assigns from any and all Claims which the Company has, claims to have, ever had, or ever claimed to have had against Executive. This general release of Claims includes, without implication of limitation, all Claims relating to Executive’s employment and involvement with the Company and the termination thereof, including all Claims arising under the Employment Agreement; all Claims relating to Executive’s relationship to, interest or investment in, memberships in, or partnerships with the Company; and all other statutory or common law Claims. The Company also waives any Claim for attorneys’ fees, interest, or costs, provided that this Release shall not be construed to impair its right to enforce the terms of this Agreement.

7. Accord And Satisfaction. Executive agrees that the payments set forth in this Agreement, together with all other payments and benefits previously provided by the Company, are complete payment, settlement, satisfaction and accord with respect to all obligations and liabilities of the Releasees to Executive and with respect to all Claims that could be asserted by Executive against any of the Releasees regarding any relationship between the Parties and any change in or cessation of any such relationship, including, without limitation, all claims for wages, salary, benefits, bonuses, business expenses, paid time off, stock, options, equity or partnership interests, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums.

8. Non-Solicitation. Executive agrees that the Company has a strong and legitimate business interest in preserving and protecting its investments in its trade secrets and confidential business and technical information and its substantial relationships with (a) its employees and independent contractors; and (b) prospective and existing clients.

For a period of twelve (12) months after Executive’s March 1, 2009 resignation, Executive shall not, directly or indirectly, either as an individual or as an owner, joint venturer, officer, director, stockholder, employee, agent, independent contractor, or otherwise:

(i)	Counsel, solicit, or attempt to induce any person employed by or associated with the Company, whether that person is a full-time employee, part-time employee, or independent contractor, or is otherwise associated in any way with the Company, to terminate his or her employment or association with the Company;

(ii)	Employ any person formerly employed by or associated with the Company, whether that person was a full-time employee, part-time employee, or independent contractor, or was otherwise associated in any way with the Company;

(iii)	Solicit to provide, or provide, goods or services in competition with the Company; or

(iv)	Solicit to provide, or provide, goods or services to any current or prospective customer of the Company.

9. Non-Disparagement. Except as otherwise required by law, both the Executive and the Company will not make, publish, or disseminate any derogatory statements or comments about the Executive or the Company or its respective officers, directors, employees or agents or take any action which a reasonable person would expect would impair the good will, business reputation, or good name of any of them.

10. Remedies For Breach; Attorneys’ Fees. Executive understands and agrees that a breach of the provisions of Sections 8 or 9 of the Employment Agreement, which have been incorporated herein by reference in Section 1 above, would result in irreparable harm to the Company and that money damages would not provide an adequate remedy. Therefore, Executive agrees that in addition to any other rights that the Company may have, the Company shall have the right to specific performance and injunctive relief in the event Executive breaches either Section, without requirement of a bond or proof of monetary damage. In the event of a breach or alleged breach of this Agreement by a Party, if legal proceedings are instituted to enforce the rights of the other Party, the prevailing party in such proceedings shall be entitled to an award of its costs and expenses incurred in connection with such proceedings, including reasonable attorneys’ fees incurred in connection with the investigation and prosecution or defense of such proceedings, at trial and on appeal.

11. Entire Agreement; Modifications. This Agreement contains the entire agreement among the Parties hereto with respect to the matters covered hereby, and supersedes all prior and contemporaneous communications, agreements, representations, understandings or negotiations between the Parties. This Agreement may be modified only by a written agreement signed by each of the Parties hereto. No waiver of this Agreement or any provision hereof shall be binding upon the Party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such Party.

12. Acknowledgments And Other Terms. The Parties agree that they have carefully read and understand all of the provisions of this Agreement, that they have been advised and provided with the opportunity to consult an attorney, and that they are voluntarily entering this Agreement. The Parties further represent and acknowledge that in executing this Agreement, they are not relying and have not relied upon any representation or statement made by any other Party (including their respective affiliates, partners, members, agents, representatives, employees and attorneys) with regard to the subject matter, basis or effect of this Agreement.

13. Interpretation. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either Party. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. The captions of the sections of this Agreement are for convenience of reference only, and in no way define, limit or affect the scope or substance of any section of this Agreement.

14. Advice of Counsel. Executive acknowledges that he has had the opportunity to consult with his own legal and financial advisors regarding the terms of this Agreement, and that he has either consulted with such advisors or has determined that he has the requisite knowledge and expertise with such matters as to render such advice unnecessary.

15. Counterparts. This Agreement may be executed in any number of counterparts and may be delivered by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date last written below.

UTEK CORPORATION

By:	/S/ Douglas Schaedler
Name:	Douglas Schaedler
Title:	President
Date:	April 8, 2009

CLIFFORD M. GROSS, Ph. D.

Signature:	/S/ Clifford M. Gross, Ph.D.

Date:	April 8, 2009

PROMISSORY NOTE

Tampa, Florida

April 8, 2009

FOR VALUE RECEIVED, the undersigned, UTEK CORPORATION (“Borrower”), whose post office address is 2109 Palm Avenue, Tampa, Florida 33605, promises to pay to the order of CLIFFORD M. GROSS (“Holder”), at 3214 Polo Place, Plant City, Florida 33566, or such other place as the Holder hereof may from time to time designate in writing, the principal sum hereinafter set forth, as follows:

The principal sum to be paid hereunder is Five Hundred Fifty Thousand and 00/100 Dollars ($550,000.00), payment shall be “grossed-up” to include the amount necessary to reimburse Employee for his federal, state and local income tax liability on this severance payment and on the “gross-up amount” at the respective effective marginal tax rates, without interest, which shall be due and payable as follows on March 1, 2010:

Borrower, at its sole and absolute discretion, has the option to pay the obligation due on March 1, 2010 or before, either in cash, subject to any applicable requirements of the Investment Company Act of 1940, or by the transfer of 32% of the outstanding membership units in 114 Cortez, LLC (the “LLC”) on the date of such transfer. The units in the LLC shall be free and clear of any and all claims, liens, pledges, security interests, or restrictions of any kind, other than restrictions on transfer under federal and state securities laws. Further, all real estate taxes owed up until the date of transfer will be paid by the Company. If the Borrower elects to transfer units in the LLC to the Holder in satisfaction of its obligation hereunder, the Holder shall provide the Borrower with any necessary representations and warranties required in order to ensure compliance with federal and state securities laws in connection with such transfer. However, if the Company elects to make the payment in membership units of 114 Cortez, LLC, payment shall be “grossed-up” to include the cash amount necessary to reimburse Employee for his federal, state and local income tax liability on this severance payment and on the “gross-up amount” at the respective effective marginal tax rates.

Borrower may prepay this obligation in whole or in part at any time without penalty or premium.

Failure to pay the obligation in accordance herewith when due, which failure continues for thirty (30) days after the due date shall be deemed an “Event of Default” under this Note.

Upon the occurrence of an Event of Default, the obligation shall thereafter, bear interest at a rate of five percent (5%) per annum.

This Note shall be construed according to the laws of the State of Florida.

Dated:	April 8, 2009	UTEK CORPORATION

		By:	/S/ Douglas Schaedler
		Its:	President